EXHIBIT 99.1

Contact:	Jeanie Herbert	(714)773-7620
Director, Investor Relations

Beckman Coulter Settles Patent Infringement Litigation
with Streck Laboratories

     FULLERTON, California, December 5, 2002 — Beckman Coulter, Inc. (NYSE:BEC) announced today that its Board of Directors ratified a settlement with Streck Laboratories, Inc. related to a patent infringement litigation which Streck filed against Beckman Coulter and its subsidiary, Coulter Corporation, as described in previous SEC filings. The subject of the litigation relates to control products used in Coulter hematology instruments which Streck claimed infringed their patents. Beckman Coulter has agreed to pay Streck a fixed amount and a royalty going forward for a non-exclusive license to their patents in suit for hematology controls.

     This lawsuit relates to a matter which existed prior to Beckman Instruments, Inc.’s purchase of Coulter. As part of the Coulter acquisition, an escrow account was created to cover pre-acquisition liabilities, including this type of matter. Beckman Coulter is in the process of pursuing a claim against this escrow, which is the subject of a separate litigation. If this claim is not settled before the filing of fourth quarter financial statements, Beckman Coulter will be required to take a one-time, pretax charge of up to $39 million to cover the settlement and costs associated with the litigation. If the settlement of the escrow litigation occurs subsequent to the filing of fourth quarter financial statements, the amount will be recorded to the income statement in that subsequent quarter. The referenced escrow account currently contains an amount that substantially exceeds this possible one-time, pretax charge.

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Beckman Coulter Settles Patent Infringement Litigation
with Streck Laboratories	Page 2 of 2

     The company will host a conference call to discuss the settlement on Friday, December 6, 2002, at 9:00 a.m. EST. The call will be hosted by Amin Khalifa, vice president finance and CFO and William May, vice president, general counsel and secretary.

     The call may be accessed by dialing (877) 516-3365 or (706) 679-3246 and asking for the Beckman Coulter conference call or reservation 7064305.

     There will also be a live webcast of the call. It will be accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com . When accessing the webcast through the Beckman Coulter site, select the Investor Relations icon and follow the path to the ‘Live Webcast.” The webcast will be archived on both websites for future on-demand replay through December 20, 2002.

     Beckman Coulter, Inc. is a provider of instrument systems and complementary products that simplify and automate processes in life science and clinical laboratories.

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